FIRST AMENDMENT
TO
THE FIRSTMERIT CORPORATION AND AFFILIATES
EMPLOYEES' SALARY SAVINGS RETIREMENT PLAN
(as amended and restated effective January 1, 2014)
WHEREAS, FirstMerit Corporation ("Employer") has established The FirstMerit Corporation and Affiliates Employees' Salary Savings Retirement Plan (the "Plan") for the benefit of its eligible employees and the eligible employees of the Plan's Participating Employers; and
WHEREAS, Section 18.1 of the Plan provides that FirstMerit Corporation may amend the Plan on behalf of its eligible employees and the eligible employees of the Participating Employers; and
WHEREAS, the Plan has been most recently amended and restated effective generally on and after January 1, 2014; and
WHEREAS, the Employer desires to amend the Plan in order to obtain a determination letter from the Director, EP Rulings & Agreements, of the Internal Revenue Service.
NOW THEREFORE, the Plan shall be amended as follows:
1.    Section 1.23 of the Plan shall be deleted in its entirety and the following shall be substituted:
1.23 "Employer Stock" shall mean the common stock of FirstMerit Corporation or, if such stock fails at any time to constitute employer securities and qualifying employer securities, such other class of securities of the Employer as shall constitute employer securities and qualifying employer securities. For this purpose, "employer securities" means common stock issued by the Employer or an Affiliated Employer having a combination of voting power and dividend rights equal to or in excess of (a) that class of common stock of the Employer (or any other Affiliated Employer) having the greatest voting power, and (b) that class of common stock of the Employer (or any other such Affiliated Employer) having the greatest dividend rights. For this purpose, a "qualifying employer security" is stock, a marketable obligation (such as a bond, debenture, note, or certificate or other evidence of indebtedness), or an interest in a publicly traded partnership defined in Code Section 7704(b) that is an existing partnership.
1    The following paragraph shall be added to Section 9.1 at the end thereof:

It is the intent and purpose of this Section 9.1 to permit each Member to direct the investment of such person's Employee 401(k) Contributions and Catchup Employee 401(k) Contributions that are invested in Employer Stock into one or more of at three other investment options maintained by the Plan no less frequently than quarterly. With regard to Discretionary Employer Contributions, Matching Contributions, and other Employer contributions held for the benefit of a Member or Beneficiary that are invested in Employer Stock, the Plan shall permit (a) a Member to direct the investment of such amounts in one or more of at least three other investment options offered by the Plan after not more than three Years of Service for vesting purposes; and (b) a Beneficiary to direct the investment of such amounts in one or more of at least three other investment options offered by the Plan no less frequently than quarterly. The other investment options described in this paragraph must be diversified and have materially different risks and return characteristics.
IN WITNESS WHEREOF, the undersigned has executed this amendment effective as of January 1, 2014.
FIRSTMERIT CORPORATION
By: /s/ Christopher J. Maurer
Print Name: Christopher J. Maurer
Title: Executive Vice President - CHRO
10/6/2014
Date